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Exhibit 3.1


                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                                 WPI GROUP, INC.

                           AS AMENDED FEBRUARY 7, 1996

      FIRST:     The name of the corporation is WPI GROUP, INC.

      SECOND:    The period of the corporation's duration is perpetual.

      THIRD:     The principal purpose or purposes for which the corporation is organized are:

      To manufacture all kinds and varieties of mechanical appliances, instruments, machines and products, particularly transformers and all other electrical appliances, equipment, appurtenances, goods and devices capable of being employed in connection with the generation, distribution and use of electricity, and to sell and dispose of the same when manufactured.

      The corporation is further empowered to transact any and all lawful business for which corporations may be incorporated under RSA 293-A.

      FOURTH:    The aggregate number of shares that the corporation shall have authority to issue is Twenty Million (20,000,000) shares of One Cent ($.01) par value common stock.

      FIFTH:     The capital stock will be sold or offered for sale within the meaning of RSA 421-B.

      SIXTH:     Shareholders shall have no preemptive rights to acquire
unissued or treasury shares or securities convertible into such shares or carrying a right to subscribe to or acquire shares.

      SEVENTH:   Provisions for the regulation of the internal affairs of the corporation are contained in the corporation's bylaws.

      EIGHTH:    To the fullest extent now or hereafter permitted by law, no director or officer of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer. No amendment or repeal




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of this article shall have any effect on any right or protection of any director or officer for or with respect to acts or omissions occurring prior to such amendment or repeal.

      NINTH:     The number of directors constituting the current board of
directors is five (5) and the names and addresses of the persons who serve as directors, until the next annual meeting of shareholders and until their successors are elected and shall qualify are:

            Name                                  Address
            ----                                  -------

      Michael H. Foster                   Mill Street, P.O. Box 267
                                          Warner, NH  03278

      Robert C. McCray                    Pine Valley Mill
                                          Milford, NH  03055

      Frederick H. Fruitman               c/o Loeb Partners
                                          61 Broadway
                                          New York, NY 10006

      Peter D. Danforth                   c/o Kearsarge Capital
                                           Fund, L.P.
                                          41 Brook Street
                                          Manchester, NH  03104

      Paul G. Giovacchini                 c/o Signal Capital
                                           Corporation
                                          55 Ferncroft Road
                                          Danvers, MA  01923

      TENTH:     The address of the registered office of the corporation is
40 Stark Street, Manchester, New Hampshire 03101 and the name of its registered agent is John A. Graf.

                  ATTEST:                 /s/ John A. Graf
                                          -----------------------------
                                          Secretary